UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2014

PERNIX THERAPEUTICS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-14494	33-0724736
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 North Park Place, Suite 201 Morristown, NJ	07960
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 793-2145

Former address:  10863 Rockley Road, Houston, TX 77099

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 25, 2014, the Company’s Board of Directors appointed Tasos Konidaris, 48, to serve as a director in one of the vacancies created by the recent resignations of three board members.  He was also appointed to serve as Chairman of the Audit Committee, and as a member of the Compensation and Nominating Committees.

Mr. Konidaris has served as Senior Vice President and Chief Financial Officer of Ikaria, Inc., a biotherapeutics company, since October 2011. Prior to joining Ikaria, since 2007, Mr. Konidaris served as Senior Vice President and Chief Financial Officer at Dun & Bradstreet (D&B) Corporation, a leading commercial information services company. He was Principal Accounting Officer and led the Global Finance Operations of D&B beginning in 2005. From 2003 to 2005, Mr. Konidaris served as Group Vice President of the Global Pharmaceutical and Global Diversified Products Groups at Schering-Plough Corporation, a pharmaceutical company. Earlier in his career, Mr. Konidaris held senior financial and operational positions of increasing responsibility at the Pharmacia Corporation, Rhone-Poulenc Rorer, Novartis Corporation and Bristol-Myers Squibb Company. Mr. Konidaris holds an MBA from Drexel University, and a BS from Gwynedd Mercy College.  Mr. Konidaris also serves on the board of directors of Delcath Systems, Inc.

In connection with his appointment as a director, Mr. Konidaris received a grant of an option to purchase 40,000 shares of the Company’s common stock pursuant to the Company’s 2009 Equity Incentive Plan at an exercise price equal to the closing price on the day immediately preceding the date of grant.  The option vests in annual 10,000 share installments with the first installment vesting on the first anniversary of the date of grant and the final installment vesting on the fourth anniversary thereof.  He will also be eligible to receive cash compensation and additional equity awards commensurate with the Company’s director compensation program available to all of the Company’s non-executive directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PERNIX THERAPEUTICS HOLDINGS, INC.

Dated: April 30, 2014	By:	/s/ Tracy S. Clifford
Tracy S. Clifford
Principal Financial and Accounting Officer